PURCHASE AND SALE AGREEMENT


                           By and among

          LYNCH MICHIGAN TELEPHONE HOLDING CORPORATION,

            LESLIE G. MATTHEWS AND CECILE C. MATTHEWS



                        November 15, 1996

                        TABLE OF CONTENTS

                                                             Page

1. Purchase and Sale of Shares . . . . . . . . . . . . . . . . .1

2. Payment for the Shares. . . . . . . . . . . . . . . . . . . .2
   2.1  Purchase Price . . . . . . . . . . . . . . . . . . . . .2
   2.2  Payment of Purchase Price. . . . . . . . . . . . . . . .2

3. Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .2
   3.1  Time and Place of Closing. . . . . . . . . . . . . . . .2
   3.2  Delivery of Purchase Price . . . . . . . . . . . . . . .3
   3.3  Delivery of Certificates for the Shares. . . . . . . . .3
   3.4  Delivery of Documents. . . . . . . . . . . . . . . . . .3

4. Representations and Warranties of the Sellers . . . . . . . .3
   4.1  Ownership in the Company . . . . . . . . . . . . . . . .3
   4.2  Authority. . . . . . . . . . . . . . . . . . . . . . . .4
   4.3  Broker's or Finder's Fees. . . . . . . . . . . . . . . .4
   4.4  No Breach of Statute or Contract; Governmental Authorization4
   4.5  Organization of the Company. . . . . . . . . . . . . . .6
   4.6  Capital Stock of the Company; Subsidiaries . . . . . . .6
   4.7  Financial. . . . . . . . . . . . . . . . . . . . . . . .8
   4.8  Buildings and Equipment. . . . . . . . . . . . . . . . 10
   4.9  Tax Returns and Reports. . . . . . . . . . . . . . . . 11
   4.10 Title to Properties. . . . . . . . . . . . . . . . . . 13
   4.11 Agreements, Contracts and Commitments. . . . . . . . . 14
   4.12 Licenses and Permits . . . . . . . . . . . . . . . . . 16
   4.13 Litigation . . . . . . . . . . . . . . . . . . . . . . 17
   4.14 Compliance With Law; Environmental Matters . . . . . . 18
   4.15 Employee Benefit Plans; ERISA. . . . . . . . . . . . . 19
   4.16 Labor Relations. . . . . . . . . . . . . . . . . . . . 20
   4.17 Insurance Policies . . . . . . . . . . . . . . . . . . 20
   4.18 Related Party Transactions . . . . . . . . . . . . . . 21
   4.19 Corporate Documents. . . . . . . . . . . . . . . . . . 22
   4.20 Representation re Elimination of Anti-Takeover Defenses22

5. Representations and Warranties of Purchaser . . . . . . . . 23
   5.1  Organization . . . . . . . . . . . . . . . . . . . . . 23
   5.2  Authorization of Agreement . . . . . . . . . . . . . . 23
   5.3  No Breach of Statute or Contract; Governmental Authorization24
   5.4  Broker's or Finder's Fees. . . . . . . . . . . . . . . 25
   5.5  Investment Purposes. . . . . . . . . . . . . . . . . . 25
   5.6  Litigation . . . . . . . . . . . . . . . . . . . . . . 26
   5.7  Financing. . . . . . . . . . . . . . . . . . . . . . . 26

6. Additional Covenants and Agreements.. . . . . . . . . . . . 26
   6.1  Conduct of Business. . . . . . . . . . . . . . . . . . 26
   6.2  Corporate Examinations and Investigations. . . . . . . 31
   6.3  Publicity. . . . . . . . . . . . . . . . . . . . . . . 33
   6.4  Acquisition of Remaining Company Shares. . . . . . . . 34
   6.5  Information for Governmental Filings . . . . . . . . . 36
   6.6  Further Assurances . . . . . . . . . . . . . . . . . . 36
   6.7  Litigation Cooperation . . . . . . . . . . . . . . . . 36
   6.8  Disclaimer of Additional and Implied Warranties. . . . 37
   6.9  Insurance; Company Employees . . . . . . . . . . . . . 37
   6.10 Related Party Agreements . . . . . . . . . . . . . . . 38
   6.11 Purchaser's Financing. . . . . . . . . . . . . . . . . 38
   6.12 Parent Guaranty. . . . . . . . . . . . . . . . . . . . 39

7. Conditions of Closing . . . . . . . . . . . . . . . . . . . 39
   7.1  Conditions of Obligations of Purchaser . . . . . . . . 39
   7.2  Conditions of Obligations of the Sellers . . . . . . . 42

8. Survival of Representations and Warranties
   After Closing . . . . . . . . . . . . . . . . . . . . . . . 44

9. General Indemnification . . . . . . . . . . . . . . . . . . 44
   9.1  Obligation of the Sellers to Indemnify . . . . . . . . 44
   9.2  Obligation of the Purchaser to Indemnify . . . . . . . 45
   9.3  Notice and Opportunity to Defend . . . . . . . . . . . 45
   9.4  Limitations on Indemnification . . . . . . . . . . . . 48

10.     Termination of Agreement Prior to Closing Date;
   Payment of Expenses . . . . . . . . . . . . . . . . . . . . 49
   10.1 Termination. . . . . . . . . . . . . . . . . . . . . . 49
   10.2 Survival After Termination . . . . . . . . . . . . . . 50
   10.3 Payment of Expenses. . . . . . . . . . . . . . . . . . 51
   10.4 Waiver of Conditions . . . . . . . . . . . . . . . . . 52

11.     General Provisions . . . . . . . . . . . . . . . . . . 52
   11.1 Amendments . . . . . . . . . . . . . . . . . . . . . . 52
   11.2 Governing Law. . . . . . . . . . . . . . . . . . . . . 53
   11.3 Consent to Jurisdiction and Service of Process . . . . 53
   11.4 Notices. . . . . . . . . . . . . . . . . . . . . . . . 53
   11.5 Successors and Assigns; Sale of the Company
        After Closing. . . . . . . . . . . . . . . . . . . . . 55
   11.6 Severability . . . . . . . . . . . . . . . . . . . . . 55
   11.7 Headings . . . . . . . . . . . . . . . . . . . . . . . 56
   11.8 Counterparts . . . . . . . . . . . . . . . . . . . . . 56
   11.9 Integration. . . . . . . . . . . . . . . . . . . . . . 56
   11.10     Waiver. . . . . . . . . . . . . . . . . . . . . . 56
   11.11     Interpretation. . . . . . . . . . . . . . . . . . 56
   11.12     Variations in Pronouns. . . . . . . . . . . . . . 57
   11.13     No Third Party Beneficiary Rights . . . . . . . . 57
   11.14     Certain Definitions . . . . . . . . . . . . . . . 57

EXHIBITS

A Form of BCC Guaranty
B Form of Opinion of the Sellers' Counsel
C Form of Opinion of the Purchaser's Counsel



SCHEDULES

2.2           Purchase Price
4.1           Ownership in the Company
4.4           No Breach of Statute or Contract; Governmental
              Authorization (Sellers)
4.5           Organization of the Company
4.6           Capital Stock of the Company; Subsidiaries
4.7           Financial
4.8           Buildings and Equipment
4.9           Tax Returns and Reports
4.10          Title to Properties
4.11          Agreements, Contracts and Commitments
4.12          Licenses and Permits
4.13          Litigation
4.14          Compliance with Law
4.15          Employee Benefit Plans; ERISA
4.17          Insurance Policies
4.18          Related Party Transactions
5.3           No Breach of Statute or Contract; Governmental Authorization
                 (Purchaser)
5.6           Litigation (Purchaser)
6.1           Conduct of Business
6.9(a)        Excluded Employees
6.9(b)        Employees
10.3          Company Expenses

                   PURCHASE AND SALE AGREEMENT

            THIS PURCHASE AND SALE AGREEMENT (the "Agreement") made
as of this 15th day of November, 1996 (the "Execution Date"), by and among Lynch Michigan Telephone Holding Corporation, a Michigan corporation (the "Purchaser"), Leslie G. Matthews and Cecile C. Matthews (collectively, the "Sellers").
                           WITNESSETH:
            WHEREAS, the Sellers, collectively, own an aggregate of five thousand one hundred twenty-three (5,123) shares of Common Stock (the "Shares") of Upper Peninsula Telephone Company, a Michigan corporation (the "Company"), constituting sixty and 52/100 percent (60.52%) of the issued and outstanding capital stock of the Company;
            WHEREAS, the Purchaser desires to purchase, and the Sellers desire to sell, the Shares as herein provided; and
            WHEREAS, the Purchaser and the Sellers desire to enter into certain other agreements, and make certain representations, warranties and covenants, as herein provided;
            NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants herein contained, the parties hereto agree as follows:
            1.   Purchase and Sale of Shares.
                 On the terms and subject to all of the conditions herein
and the performance by the parties hereto of their respective obligations hereunder, at the Closing (as hereinafter defined), the Sellers agree to sell to the Purchaser and the Purchaser agrees to purchase from the Sellers all of the Shares.
            2.   Payment for the Shares.
                 2.1 Purchase Price. The Purchaser agrees that the purchase price for the Shares shall be Two Thousand Nine Hundred Eighty-three and 22/100 dollars ($2,983.22) per share, for an aggregate purchase price of Fifteen Million Two Hundred Eighty-three Thousand Thirty Six dollars ($15,283,036) (the "Purchase Price").
                 2.2     Payment of Purchase Price.  The Purchase Price
shall be paid at the Closing by the delivery to the Sellers of cash, certified checks or wire transfers to the Sellers in the amounts set forth opposite the Sellers' names on Schedule 2.2.
            3.   Closing.
                 3.1 Time and Place of Closing. The transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") which shall occur on or before (a) December 30, 1996, or, (b) if (and only if) all governmental or regulatory approvals necessary to consummate the transactions contemplated by this Agreement, including (if required) any orders or approvals from the Federal Communications Commission (the "FCC"), the Michigan Public Service Commission (the "MPSC") and the Rural Electrification Administration (the "REA"), have not been obtained by December 30, 1996, then on the tenth (10th) business day after all such orders or approvals have been obtained in final form and are no longer subject to administrative or judicial review (subject to the termination provisions of Section 10.1(a)), and, in any event, at 10:30 a.m. (the "Closing Date") at the Company's offices, U.S. Highway #41, Carney, Michigan, or at such other place and time as the parties shall mutually agree.
                 3.2     Delivery of Purchase Price.  At the Closing,
the Purchaser shall pay and deliver the Purchase Price to the Sellers pursuant to Section 2.2 of this Agreement.
                 3.3     Delivery of Certificates for the Shares.  At
the Closing, each Seller shall deliver to the Purchaser a certificate or certificates representing his Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in each case in proper form for transfer.
                 3.4     Delivery of Documents.  Each party shall
deliver the documents referred to in Article 7 hereof.
            4.   Representations and Warranties of the Sellers.
                 The Sellers, jointly and severally, represent and
warrant to the Purchaser as follows:
                 4.1 Ownership in the Company. Each Seller is the beneficial and record owner of the number of shares of Company Common Stock (as defined in Section 4.6 below) set forth opposite his name on Schedule 4.1 hereto, free and clear of all liens, encumbrances, claims, charges, agreements, restrictions, rights, options and warrants.
                 4.2 Authority. Each Seller is over the age of twenty-one (21) years and has full capacity to act on his own behalf, and this Agreement (and each other agreement, document and instrument executed and delivered by each Seller pursuant hereto) constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as limited by applicable principles of equity.
                 4.3 Broker's or Finder's Fees. No agent, broker, investment banker, person or firm acting for or on behalf of the Company, any Subsidiary of the Company or any Seller or under its or his authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated herein (except as contemplated in the second sentence of Section 10.3).
                 4.4     No Breach of Statute or Contract; Governmental
Authorization.
                         (a)  Except as set forth on Schedule 4.4,
neither the execution and delivery of this Agreement by any Seller nor compliance by any Seller with any of the terms and provisions of this Agreement, nor the consummation of the transactions as contemplated by this Agreement will:
                              (i)     conflict with or result in a
breach of or constitute or result (or with the giving of notice or lapse of time or both will constitute or result) in a default or creation of any lien, encumbrance, claim, charge or right under any of the terms, conditions or provisions of (x) the Articles of Incorporation, By-laws or other governing instruments of the Company or any Subsidiary of the Company, or, (y) to each Seller's Knowledge, any judgment, order, license, permit, franchise, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, statute, law, regulation or other governmental authority, to which such Seller, the Company or any Subsidiary of the Company is subject, or of any agreement, contract or commitment to which such Seller, the Company or any Subsidiary of the Company is a party or by which Sellers, the Company or any Subsidiary of the Company, or any of their respective assets or properties is bound; or
                              (ii)    to each Seller's Knowledge,
give to others any rights of termination, cancellation, acceleration, or any rights to acquire or of first refusal with respect to any of such agreements, contracts or commitments.
                         (b)  Except as set forth on Schedule 4.4, to
each Seller's Knowledge, no notice, report or other filing is required to be submitted to, and no consent or approval is required to be obtained from, any governmental authority or other person in connection with the execution or delivery by any Seller of this Agreement, compliance by any Seller with any of the terms of this Agreement or the consummation of the transactions as contemplated by this Agreement.
                 4.5 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all requisite corporate and other power, authority and legal right to own, lease and operate the properties used in its business, and to carry on its business as presently conducted, except as set forth on Schedule 4.5. To each Seller's Knowledge, the Company is not required to qualify or register as a foreign corporation in any jurisdiction other than the State of Michigan.
                 4.6     Capital Stock of the Company; Subsidiaries.
                         (a)  The authorized capital stock of the
Company consists of Ten Thousand (10,000) shares of Common Stock (the "Company Common Stock"), of which Eight Thousand Four Hundred Sixty-Four (8,464) shares were issued and outstanding on the Execution Date hereof. To each Seller's Knowledge, all such shares are duly authorized, validly issued and outstanding, fully paid, and nonassessable, and no person has any preemptive rights in respect thereof.
                         (b)  The capitalization of each Subsidiary is
as set forth in Schedule 4.6 and the Company owns all of the stock of each Subsidiary free and clear of all liens, encumbrances, claims, charges, agreements, restrictions, rights, options and warrants except as set forth in
Schedule 4.6. Except as set forth in Schedule 4.6, to each Seller's Knowledge, the Company does not own stock in and does not control, directly or indirectly, any corporation, partnership, association or business organization, and is not a party to any joint venture.
                         (c)  To each Seller's Knowledge, each
Subsidiary of the Company is listed on Schedule 4.6 and is a corporation duly organized, validly existing and in good standing under the laws of the state of Michigan and has all requisite corporate and other power, authority and legal right to own, lease and operate the properties used in its business, and to carry on its business as presently conducted, except as set forth on
Schedule 4.6. To each Seller's Knowledge, no Subsidiary of the Company is required to qualify or register as a foreign corporation in any jurisdiction other than the State of Michigan.
                         (d)  To each Seller's Knowledge, except as
set forth on Schedule 4.6, there is outstanding no security, option, warrant, right, call, subscription, agreement, commitment, or understanding, fixed or contingent, to which the Company, any Subsidiary of the Company or any Seller is a party, that directly or indirectly (i) contemplates the issuance, purchase, sale or granting of any rights relating to the issuance, purchase or sale of any capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or carrying any right or obligation to acquire any capital stock of the Company or any Subsidiary of the Company,
(ii) obligates the Company or any Subsidiary of the Company to grant, offer or enter into any of the foregoing, or (iii) relates to the voting or control of such capital stock, securities or rights.
                 4.7     Financial.
                         (a)  The Sellers have furnished to the
Purchaser correct and complete copies of the Company's audited consolidated financial statements for each of the years ended December 31, 1994 and 1995 (the "Audited Financial Statements"), as prepared and audited by H.G. Siepert & Company and the unaudited consolidated financial statements for the six month periods ended June 30, 1996 and 1995 (the "Unaudited Financial Statements"). To each Seller's Knowledge, except as disclosed on Schedule 4.7, the Audited Financial Statements have been prepared in accordance with the regulations of the MPSC and generally accepted accounting principles consistently applied, and present fairly the consolidated financial condition of the Company and its Subsidiaries, and the consolidated results of their operations as of the dates and for the periods indicated, as appropriate. To each Seller's Knowledge, except as disclosed on Schedule 4.7, the Audited Financial Statements have been prepared from the books and records of the Company and its Subsidiaries, which accurately and fairly reflect all transactions of the Company and its Subsidiaries as of the dates and during the periods covered. For the purpose of this Agreement, all financial statements referred to in this Section shall be deemed to include any notes to such financial statements.
                         (b)  Except as specifically reflected or
disclosed in the balance sheet of the Company as at December 31, 1995 (the "December 31 Balance Sheet"), or as otherwise disclosed to the Purchaser in
Schedule 4.7, to the Knowledge of the Sellers, whether or not in the ordinary course of business, there has not been, occurred or arisen, since December 31, 1995:
                              (i)     any material adverse change in
the financial condition, results of operations, or business of the Company and its Subsidiaries taken as a whole; or
                              (ii)    any damage or destruction in
the nature of a casualty loss, whether covered by insurance or not, adversely affecting any property or business of the Company or any Subsidiary of the Company which is material to the financial condition, results of operations, or business of the Company and its Subsidiaries taken as a whole; or
                              (iii)   any extraordinary loss or
losses (as defined in Opinion No. 30 of the Accounting Principles Board of the American Institute of Certified Public Accountants and any amendments or interpretations thereof) suffered by the Company or any subsidiary of the Company which, individually or in the aggregate, are material to the Company and its Subsidiaries taken as a whole.
                         (c)  To each Seller's Knowledge, since
December 31, 1995, except as set forth on Schedule 4.7, neither the Company nor any Subsidiary of the Company has engaged in any transaction material to the financial condition, results of operations, or business of the Company and its Subsidiaries taken as a whole not in the ordinary course of its business.
                         (d)  To each Seller's Knowledge, except as
disclosed on Schedule 4.7, there were no material year-end adjustments to the Audited Financial Statements for the year ended December 31, 1995.
                 4.8     Buildings and Equipment.  Except as set forth
on Schedule 4.8, to each Seller's Knowledge, the buildings, machinery, equipment and cables owned or used by the Company and its Subsidiaries are reasonably adequate for the conduct of the Company's or the Subsidiaries' respective businesses as such businesses presently are conducted and are in normal operating condition and repair, ordinary wear and tear excepted, and free from any known defects except such minor defects as do not substantially interfere with the continued use thereof in the conduct of normal operations. To each Seller's Knowledge, neither any Seller nor the Company has received any notice that any of the buildings, structures or improvements owned or leased by the Company or any of its Subsidiaries, or any of the equipment located therein, do not conform in all material respects with all building, zoning and other applicable laws and regulations.
                 4.9     Tax Returns and Reports.  Except as disclosed
on Schedule 4.9, to each Seller's Knowledge:
                         (a)  All federal, state, and local tax
returns and tax reports required to be filed by the Company or any Subsidiary of the Company have been filed, or will be filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed. To each Seller's Knowledge, all federal, state and local income, profits, franchise, sales, use, occupation, property, excise and other taxes (including interest and penalties) payable with respect to such returns and reports have been fully paid or adequately provided for on the books and financial statements of the Company or its Subsidiaries.
Except as disclosed on Schedule 4.9, to each Seller's Knowledge, none of the tax returns of the Company or any of its Subsidiaries has ever been audited or examined by the taxing authority with which it was filed.
                         (b)  All tax returns described above have
been prepared in good faith and are complete and accurate in all material respects and there is no basis for assessment of any addition to the tax shown thereon.
                         (c)  There are no proceedings currently
pending by any taxing authority in connection with any tax returns described above. There are no unresolved issues or unpaid deficiencies or outstanding or proposed assessments relating to such tax returns.
                         (d)  The Sellers and the Company have not
taken any action in anticipation of Closing not expressly required by this Agreement and not in accordance with past practice that would have the effect of deferring any liability for taxes of the Company to any period (or portion thereof) ending after the Closing Date without disclosing the nature and amount of such deferral to the Purchaser.
                         (e)  All payments for withholding taxes,
unemployment insurance and other amounts required to be withheld and deposited or paid to all relevant taxing authorities have been so withheld, deposited or paid by or on behalf of the Company.
                         (f)  The Company is not subject to any joint
venture, partnership, or other arrangement or contract which is treated as a partnership for federal income tax purposes. The Company is not a party to any tax sharing agreement.
                         (g)  The Company is not a "consenting
corporation" within the meaning of Section 341(f)(1) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (collectively, the "IRC"), or comparable provisions of any state statutes, and none of the assets of the Company is subject to an election under Section 341(f) of the IRC or comparable provisions of any state statutes.
                         (h)  The Company will not be required to
recognize after the Closing Date as a result of the consummation of the sale of the Shares as contemplated by this Agreement any taxable income in respect of accounting method adjustments required to be made under an applicable tax law, including without limitation, the Tax Reform Act of 1986 and the Revenue Act of 1987.
                 4.10    Title to Properties.  Schedule 4.10 attached
hereto sets forth an accurate and complete list or summary description of all real property owned in whole or in part by the Company or any of its Subsidiaries. To each Seller's Knowledge, the Company and its Subsidiaries have good and marketable title to all real property owned by them and good and marketable title or other ownership interest adequate for the conduct of their operations and business in all of their other respective assets (including capitalized lease agreements), in each case, free and clear of all mortgages, liens, pledges, restrictions, charges or encumbrances of any nature whatsoever, except (a) as set forth in the Audited Financial Statements or the Unaudited Financial Statements or on Schedule 4.10, (b) liens for current taxes which are not yet due and payable or are being contested in good faith in appropriate proceedings, (c) liens of carriers, warehousemen, mechanics, laborers and materialmen incurred in the ordinary course of business for sums not yet due, and (d) such other encumbrances and imperfections of title, if any, as in the aggregate are not substantial in character, amount or extent, and do not materially detract from the value or interfere with the use of the properties for the purposes for which they are presently used or otherwise materially impair business operations.
                 4.11    Agreements, Contracts and Commitments.
                         (a)  Except as set forth in Schedule 4.11, to
each Seller's Knowledge, neither the Company nor any Subsidiary of the Company has in effect or is a party to or is bound by:
                              (i)     any research, development,
license, employment, consulting, distribution or sales agency agreement, contract or commitment with any person involving aggregate payment by or to the Company or any of its Subsidiaries in excess of one hundred thousand and 00/100 dollars ($100,000.00) or extending beyond twelve (12) months from the date hereof; or
                              (ii)    any agreement, contract or
commitment containing any covenant limiting its freedom to engage in any line of business or compete with any person; or
                              (iii)   any joint venture, partnership
or other agreement involving the sharing of profits with another entity; or
                              (iv)    any agreement, contract or
commitment relating to capital expenditures and involving future payments of one hundred thousand and 00/100 dollars ($100,000.00) or more in any one instance or two hundred fifty thousand and 00/100 dollars ($250,000.00) or more in the aggregate; or
                              (v)     any agreement, contract,
indenture or other instrument relating to the borrowing of money or the guarantee of any obligation for, or an agreement to service the repayment of, borrowed money; or
                              (vi)    any lease of real property or
any other lease with a term of more than one year or requiring aggregate payments of one hundred thousand and 00/100 dollars ($100,000.00) per year or more; or
                              (vii)   any agreement, contract or
commitment relating to the future disposition or acquisition of any interest in any business enterprise; or
                              (viii)  any agreement, contract or
commitment (other than purchase orders in the ordinary course of business) for the production and sale, or purchase, of any product or material by the Company or any of its Subsidiaries requiring payments of one hundred thousand and 00/100 dollars ($100,000.00) or more to, or by, the Company or any of its Subsidiaries; or
                              (ix)    any other agreement, contract
or commitment not in the ordinary course of business consistent with past practice or involving in excess of one hundred thousand and 00/100 dollars ($100,000) or extending beyond twelve (12) months from the date hereof, the termination of which could have a material adverse effect on the financial condition, results or operations or business of the Company and its Subsidiaries taken as a whole.
                         (b)  To each Seller's Knowledge, except as
set forth in Schedule 4.11, neither the Company nor any of its Subsidiaries has breached, and there exists no claim that the Company or any of its Subsidiaries has breached, any of the terms or conditions of its Articles of Incorporation, By-Laws or other governing instruments, or any agreement, contract or commitment set forth in said Schedule 4.11 in such manner as would permit any other party to cancel or terminate or claim damages under the same. To each Seller's Knowledge, except as set forth in Schedule 4.11, each agreement, contract, commitment or other document set forth in Schedule
4.11 is valid and in full force and effect and there is currently no default (or event which with the giving of notice or lapse of time or both would constitute a default) with respect thereto by either the Company, any Subsidiaries of the Company or by any party obligated to the Company or any of its Subsidiaries pursuant thereto.
                 4.12    Licenses and Permits.  To each Seller's
Knowledge, except as disclosed on Schedule 4.12, (i) the Company and each Subsidiary of the Company holds all licenses, franchises, permits, easements and other governmental authorizations, (the "Authorizations") that are required in connection with the ownership and conduct of their respective businesses, and the Authorizations are in full force and effect and unimpaired and the Company and its Subsidiaries have complied with all the terms and conditions thereof and (ii) except as disclosed in Schedule 4.12 and except for matters that would not have a material adverse effect on the financial condition of the Company and its Subsidiaries taken as a whole, neither the Company nor its Subsidiaries has received any written notice of any conflict with or violation or infringement of or any claimed conflict with, any rights of any other Person or entity with respect to any intellectual property.
                 4.13    Litigation.  To each Seller's Knowledge,
except as disclosed on Schedule 4.13, there are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations involving the Company or any of its Subsidiaries or the transactions contemplated by this Agreement pending or threatened. To each Seller's Knowledge, except as set forth in Schedule 4.13, neither the Company nor any of its Subsidiaries is subject to any order, writ, injunction or decree relating to its operations that (a) requires actions, affirmative or otherwise, by the Company or any of its Subsidiaries that could materially affect the operations of the Company and its Subsidiaries taken as a whole, or, (b) if violated by the Company or any of its Subsidiaries, could result in a material adverse impact on the financial condition, results of operations or business of the Company and its Subsidiaries taken as a whole.
                 4.14    Compliance With Law; Environmental Matters.
                         (a)  To each Seller's Knowledge, except as
disclosed on Schedule 4.14, the Company and each of its Subsidiaries is in compliance in all material respects with applicable federal, state, local and foreign laws, statutes, licensing requirements, rules and regulations, and judicial or administrative decisions pertaining to its properties or assets, the ownership thereof or to the operation of its business, except for violations, if any, which do not and will not (assuming continued operation on the same basis as heretofore operated) have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries taken as a whole.
                         (b)  To each Seller's Knowledge, except as
disclosed on Schedule 4.14, there are no agreements, contracts, commitments or undertakings outstanding, and no litigation, proceedings, investigations, claims, obligations, liabilities, judgments, orders, writs, injunctions or decrees pending, or threatened in writing, relating to the release, discharge or emission by the Company or any of its Subsidiaries of any pollutants or contaminants or to the generation, treatment, storage or disposal by the Company or any of its Subsidiaries of any wastes or other chemical substances which could materially adversely affect the business or financial condition of the Company and its Subsidiaries taken as a whole.
                 4.15    Employee Benefit Plans; ERISA.  To each
Seller's Knowledge, except as set forth on Schedule 4.15, neither the Company nor any of its Subsidiaries maintains or contributes to, or has any obligations in respect of, any pension plan (as that term is defined in
Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA")). To each Seller's Knowledge, neither Company nor any of its Subsidiaries contributes, or is required to contribute, or has any obligations in respect of, to a multiemployer plan (as that term is defined in Section 3(37) of ERISA). To each Seller's Knowledge, except as set forth on Schedule 4.15, all employee benefit plans maintained by the Company or any Subsidiary are in conformity with applicable requirements, if any, of ERISA.
Schedule 4.15 contains a true and complete list and brief description of each employee benefit plan, program, agreement or arrangement sponsored, maintained or contributed to by the Company or any of its Subsidiaries. To each Seller's Knowledge, except as described on Schedule 4.15, neither the Company nor any Subsidiary is obligated to provide any compensation or benefits to any employee or former employee after the termination of such person's employment.
                 4.16 Labor Relations. To each Seller's Knowledge, neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement, and neither has received any written notice from any labor union or group of employees that such union or group represents or believes or claims it represents or intends to represent any of the employees of the Company or any of its Subsidiaries. To each Seller's Knowledge, no strike or work interruption by any employees of the Company or its Subsidiaries is presently existing or threatened or has existed or been threatened in writing since January 1, 1995.
                 4.17    Insurance Policies.  Schedule 4.17 sets forth
all policies of insurance relating to the properties, assets, business, products, operations or employees of the Company and its Subsidiaries. To each Seller's Knowledge, all of such policies are in full force and effect and the Company has not received notice of cancellation of any such policies. Set forth on Schedule 4.17 is a list of all claims since January 1, 1996 which have been made by the Company or any of its Subsidiaries under any of such insurance policies. To each Seller's Knowledge, the Company and its Subsidiaries maintain insurance adequate for their business and operations and neither the Company, nor any of its Subsidiaries, has been denied insurance coverages.
                 4.18    Related Party Transactions.  Except as set
forth on Schedule 4.18, to each Seller's Knowledge, no Seller, no other member of Sellers' family, no Affiliate of Sellers, and no officer or director of the Company or any of its Subsidiaries:
                         (a) owns, directly or indirectly, any interest
in (excepting less than five percent (5%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a lessor, lessee, supplier or customer of the Company or any of its Subsidiaries;
                         (b) owns, directly or indirectly, in whole or
in part, any property that the Company or any of its Subsidiaries uses in the conduct of its business;
                         (c) has any Claim against, owes any amount to,
or is owed any amount by the Company or any of its Subsidiaries except for Claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters existing on the date hereof applicable to employees generally of the Company;
                         (d)  since December 31, 1995, has, directly
or indirectly, acquired any property or assets from or sold any property or assets to the Company or any of its Subsidiaries; or
                         (e)  since December 31, 1995, received any
payments or distributions from the Company or any of its Subsidiaries except for cash payments for serving as a director, officer or employee of the Company or Subsidiary or as a common shareholder of the Company.
                 4.19    Corporate Documents.  The Sellers have
furnished or will furnish prior to the Closing, to the Purchaser for its examination (a) copies of the Articles of Incorporation, By-laws and stock ledger of the Company and its Subsidiaries and (b) the minute books of the Company and its Subsidiaries containing all records required to be set forth of all proceedings, consents, actions and meetings of the shareholders and boards of directors of the Company and its Subsidiaries. The Sellers have disclosed, to the best of their knowledge, to the Purchaser all material information relating to the business of the Company and the transactions contemplated by the agreement.
                 4.20 Representation re Elimination of Anti-Takeover Defenses. Each Seller has owned, continuously since May 29, 1984, the effective date of Chapter 7A of the Michigan Business Corporation Act (the "Business Combination Chapter," commencing at MCLA S 450.1775 et seq.), a number of shares of Company Common Stock that would cause such Seller to at all time be considered an "interested shareholder" within the meaning of the Business Combination Chapter, and at no time has the Company's board of directors elected to be subject, in whole or in part, as to specifically identified or unidentified interested shareholders, to the requirements of section 780 of the Business Combination Chapter. The Company's duly adopted Articles of Incorporation currently provide, and shall until Closing continuously provide, that Chapter 7B of the Michigan Business Corporation Act (the "Control Share Chapter," commencing at MCLA S 450.1790 et seq.) does not apply to any control share acquisition (the "A/I Provision"). The A/I Provision was duly adopted before the occurrence of any control share acquisition within the meaning of the Control Share Chapter, and has been continuously in effect since the date of its adoption on April 24, 1996.
            5.   Representations and Warranties of Purchaser.
                 The Purchaser hereby represents and warrants to the
Sellers as follows:
                 5.1     Organization.
                         The Purchaser is a corporation duly organized,
validly existing and in good standing under the laws of the state of Michigan. The Purchaser has the corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
                 5.2 Authorization of Agreement. The execution, delivery, and performance of this Agreement by the Purchaser have been duly and validly authorized and approved by its Board of Directors. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as limited by applicable principles of equity. Purchaser has taken all action required by law, its Certificate or Articles of Incorporation, By-laws and other governing instruments, to authorize the execution, delivery and performance of this Agreement and all other documents and certificates as may be required to consummate the transactions contemplated hereby.
                 5.3     No Breach of Statute or Contract; Governmental
Authorization.
                         (a)  Neither the execution and delivery of
this Agreement by Purchaser, nor compliance by Purchaser with any of its terms and provisions, nor the consummation of the transactions contemplated hereby, will:
                              (i)     conflict with or result in a
breach of or constitute or result in a default under any of the terms, conditions or provisions of the Certificate or Articles of Incorporation, By-laws or other governing instruments of Purchaser, or any judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which Purchaser is subject, or of any agreement, contract, or commitment to which it is a party or otherwise bound; or
                              (ii)    give to others any rights of
termination, cancellation or acceleration, with respect to any of such agreements, contracts or commitments.
                         (b)  Except as set forth on Schedule 5.3, the
Purchaser is not required to submit any notice, report or other filing with, or obtain the consent or approval of, any governmental authority or other person in connection with its execution or delivery of this Agreement or consummation of the transactions or contemplated by this Agreement.
                 5.4 Broker's or Finder's Fees. No agent, broker, investment banker, person or firm acting on behalf of Purchaser or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto (other than Purchaser) in connection with any of the transactions contemplated herein.
                 5.5     Investment Purposes.  The Purchaser is
acquiring the Shares for its own account (and not for the account of others) for investment purposes and not with a view to the distribution or resale thereof. Purchaser and Parent acknowledge and agree that the Shares will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or unless a sale or transfer may be made without registration thereunder. The Purchaser acknowledges and agrees that any certificate or other instrument issued representing the Shares and any certificates or other instruments issued in substitution therefor shall bear an appropriate restrictive legend, and that a notation shall be made in the records of the Company restricting the transfer of the Shares. The Purchaser covenants and agrees that it will not sell or transfer the Shares without compliance with applicable state and federal registration requirements or applicable exemptions therefrom.
                 5.6     Litigation.  Except as set forth on Schedule
5.6, there are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations involving the Purchaser or the transactions contemplated by this agreement pending or threatened.
                 5.7     Financing.  Purchaser reasonably believes that
it will be able to obtain funds to enable it to pay the Purchase Price to the Sellers and to acquire the remaining Company Common Stock from all holders other than Sellers in accordance with Section 6.4 of this Agreement, from financing sources available to Purchaser and through internally generated funds.
            6.   Additional Covenants and Agreements.
                 6.1     Conduct of Business.
                         (a)  From the date hereof through the Closing
Date, except as set forth on Schedule 6.1, unless the consent of the Purchaser is obtained (which consent shall not be unreasonably withheld or delayed), the Sellers shall cause the Company and its Subsidiaries (i) to conduct their respective businesses in the ordinary course of business, and in conformity with past practice, and shall cause the Company and its Subsidiaries to use their respective best efforts to preserve intact the business organization and relationships of the Company and its Subsidiaries with third parties (including, without limitation, regulatory authorities, lenders, suppliers and customers) and to keep available the services of the present officers and employees of the Company and its Subsidiaries, and to manage the accounts receivable and accounts payable of the Company and its Subsidiaries in accordance with the practices on the Effective Date and (ii) not to amend or otherwise change their respective Articles of Incorporation and By-Laws, unless any amendments or changes are required by law; (iii) not to adopt any new, or amend or otherwise change any existing, employee benefit plan, increase the compensation payable or to become payable to any director, officer or employee, or make any bonus, pension, retirement or insurance payment or arrangement to or with any such persons, except in each case those that have been accrued or accrue in the ordinary course of business; (iv) not to declare, pay or set aside for payment, any dividend or make any other distribution upon their respective capital stocks; (v) not to, directly or indirectly, purchase or redeem any shares of its capital stock; (vi) not to enter into any transaction with any Seller, any member of the immediate family of any Seller or any Affiliate of any such Seller or family member;
(vii) not to agree, whether or not in writing, to do anything which the Company or its Subsidiaries is restricted from doing in this Section 6.1;
(viii) to refrain from creating, incurring, assuming, guaranteeing, or otherwise becoming liable for and from canceling, paying, agreeing to cancel or pay, or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, any money borrowed (except for borrowing on existing lines of credit); (ix) to refrain from (1) merging, consolidating, or otherwise combining or agreeing to merge, consolidate, or otherwise combine with any other Person, (2) acquiring or agreeing to acquire all or substantially all the assets or properties or capital stock or other equity securities of any other Person, or (3) otherwise acquiring or agreeing to acquire control or ownership of any other Person; (x) to refrain from (1) selling, transferring or otherwise disposing of any assets having a GAAP book value (individually or in the aggregate with other such assets) in excess of five hundred thousand and 00/100 dollars($500,000) or (2) purchasing or acquiring any asset having a GAAP book value (individually or in the aggregate with other such assets) in excess of five hundred thousand and 00/100 dollars($500,000), other than any asset that is part of capital projects listed in the capital budget of the Company for 1996 set forth in
Schedule 4.11; (xi) to invest its cash flow from operations, any cash from matured and maturing investments, any cash proceeds from the permitted sale of assets or properties, and any cash funds currently held by the Company or its Subsidiaries, exclusively in cash, in cash equivalent assets, or in short-term investments (consisting of securities issued or fully guaranteed, as to principal and interest by the United States, or certificates of deposit at institutions that are insured by the Federal Deposit Insurance Corporation), except as otherwise required by law or except as required to provide cash (in the ordinary course of business and consistent with past practice); and (xii) to refrain from (1) issuing to any Person any shares of the Company or its Subsidiaries capital stock or other debt or equity securities or (2) entering into any contract (or granting any option, warrant, or right) calling for the issuance of any such shares or other debt or equity securities, or creating or issuing any securities directly or indirectly convertible into or exchangeable for any such shares or other equity securities, or issuing any option, warrant or right to purchase any such convertible securities.
             (b)  During the period from the Execution Date until the
Closing Date, within five (5) business days of their completion, the Sellers shall deliver or cause to be delivered to Purchaser the unaudited balance sheets of the Company and its Subsidiaries on a consolidated basis as of the end of each quarter, and the unaudited statements of income, cash flow and stockholders' equity of the Company and its Subsidiaries on a consolidated basis for such quarter and for the period from the beginning of the fiscal year to the close of such quarter.
             (c)  From the date of this Agreement until termination of
this Agreement, Sellers and their Affiliates shall not take any action directly or indirectly, and shall cause the Company and its Subsidiaries not to, encourage, initiate or engage in discussions or negotiations with, or provide any information to, or enter into any agreement or commitment with, any Person other than Purchaser concerning any purchase of the Shares or any merger, sale of substantially all of the Company's assets or similar transaction involving the Company or any Subsidiary.
             (d)  The Sellers shall give the Purchaser prompt written
notice of (i) any event, condition or circumstance occurring from the Execution Date through the Closing Date that would constitute a violation or breach of any representation or warranty, whether made as of the date hereof or as of the Closing Date, or that would constitute a violation or breach of any covenant or agreement of the Sellers contained in this Agreement, or (ii) any event, occurrence, transaction or other item known to any Seller which would have been required to have been disclosed on any schedule or statement delivered hereunder, had such event, occurrence, transaction or item existed on the Execution Date or after the Execution Date but prior to the Closing.
        6.2  Corporate Examinations and Investigations.
             (a) Prior to the Closing Date, the Sellers agree that the Purchaser and its financing sources shall be entitled, through their respective employees and representatives, to continue to make such investigation of the businesses and operations of the Company and such exami-nation of the books, records and financial condition of the Company as the Purchaser determines to be necessary. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the Sellers shall cooperate fully therein. The obligations of the Confidentiality Agreement dated February 14, 1992 (the "Confidentiality Agreement") between the Company and Brighton Communications Corporation ("BCC") shall remain in full force and effect throughout such examination.
             (b) The Purchaser agrees that it shall disclose to the
Sellers as soon as possible and in any event prior to the Closing Date, any information discovered by the Purchaser or its representatives, whether through the examination and investigation by such Persons or otherwise, indicating that any representations, warranties, covenants or agreements of the Sellers contained in this Agreement are untrue, inaccurate or incorrect in any respect or indicating that any of the Sellers have breached any of such representations, warranties, covenants or agreements in any respect. If the Purchaser fails to disclose to the Sellers any such information, then the Purchaser shall not be entitled to terminate this Agreement in accordance with Section 10.1(b), and, to the extent any such information relates to representations, warranties, covenants or agreements that survive the Closing, the Sellers shall not be required to provide indemnification pursuant to Section 9.1 of this Agreement for any matter not disclosed by the Purchaser pursuant to this Section 6.2(b).
             (c)  The Purchaser will have satisfactorily completed its
due diligence investigation of the Company and the Sellers on or prior to December 15, 1996 (the "Due Diligence Completion Date"). On or prior to the Due Diligence Completion Date, Purchaser (i) will represent and warrant in writing to Sellers that neither the Purchaser nor any of its consultants, counsel, agents or financing sources have discovered any information that would be required to be disclosed to the Sellers pursuant to Section 6.2(b) of this Agreement, or (ii) will inform Sellers in writing of any information that has been discovered that has been disclosed or is required to be disclosed to Sellers pursuant to Section 6.2(b) of this Agreement, and will inform Sellers whether they will consummate the Closing contemplated by this Agreement in spite of the information discovered, or terminate the Agreement in accordance with Section 10.1(b). This Section 6.2(c) shall not apply to
(i) any environmental investigations undertaken by or on behalf of Purchaser,
(ii) any financial statements for periods subsequent to June 30, 1996, or
(iii) any information disclosed as a result of clauses (i) or (ii) (collectively "Other Disclosure").
             (d) Unless Purchaser seeks to terminate the Agreement in accordance with Section 10.1(b), Purchaser will, on the Due Diligence Completion Date, acknowledge in writing to Sellers that (i) it has received such information as it deems necessary or appropriate as a prudent and knowledgeable investor in evaluating the purchase of the Shares, and that the Sellers have made available to it the opportunity to obtain additional information to verify the accuracy of the information provided and to evaluate the merits and risks of the investment in the Shares, and (ii) it has had the opportunity to ask questions of the officers of the Company, and to the extent information was requested, satisfactory information was provided; provided, however, that such acknowledgment shall not relate to or be deemed to apply to Other Disclosure.
        6.3 Publicity. The parties agree that no publicity release or public announcement after the Execution Date of this Agreement or the transactions contemplated hereby shall be made without advance written approval thereof by the Sellers in the case of an announcement by the Purchaser, and by the Purchaser in the case of an announcement by the Sellers, (i) except for the press release heretofore agreed to by the Purchaser and Sellers, (ii) recognizing that Purchaser is a subsidiary of Lynch Corporation, a publicly traded company, except for any further disclosure that is reasonably required or appropriate under any Federal or state securities law, regulation or order in connection with any reporting requirements applicable to, or any actions to be taken by Lynch Corporation or its Affiliates, including without limitation a securities offering, after notice of such disclosure to Sellers, (iii) except as may be required by law, regulation or order, to which either may be subject, after notice of such disclosure to the other party, and (ii) except that the Sellers may, at their option, inform the other shareholders and employees of the Company of the transaction contemplated hereby not more than five (5) days prior to on-site due diligence by Purchaser. In addition, Sellers will cause the Company not to withhold its consent under the Confidentiality Agreement, to any reasonable request by Purchaser to provide information about the Company and the transactions contemplated hereunder to existing or prospective lenders or investors in Purchaser or its Affiliates.
        6.4  Acquisition of Remaining Company Shares.
             (a)  The Purchaser covenants and agrees that Purchaser
shall take steps that will cause all Company Common Stock to be acquired from all holders other than the Sellers (the "Minority Shareholders") within sixty days (60) after the Closing under this Agreement, for cash consideration that is the same as the per share Purchase Price to be paid to the Sellers hereunder (or, at the option of the Minority Shareholders, notes of Purchaser instead of cash if Purchaser offers such notes as an option). Sellers covenant and agree to cause the Company, between the Execution Date and the Closing, to cooperate with the Purchaser in order to permit Purchaser to fulfill its obligations under this Section 6.4(a) immediately after the Closing, including without limitation providing Purchaser with relevant information as to the Company and its Subsidiaries.
             (b)  The Purchaser covenants and agrees that if the
Purchaser or any of its Affiliates do not acquire all remaining outstanding shares of Company Common Stock as contemplated in Section 6.4(a), but subsequently acquire Company Common Stock from the holders within two (2) years following the Closing, whether by direct purchase, merger or any other transaction, the shareholders of the Company whose shares are purchased will be paid consideration for their shares in cash that is not less than the per share Purchase Price paid to the Sellers pursuant to this Agreement. If any holders of Company Common Stock desire to sell such stock to Purchaser or any Affiliate at any time during such two-year period and notify Purchaser or such Affiliate of such desire prior to the end of such period, Purchaser agrees that it or such Affiliate shall purchase such stock as soon as practicable after a request by the holder, in accordance with the provisions of this Section 6.4, including the provisions as to price even if the closing of the sale occurs after the two-year period.
        6.5  Information for Governmental Filings.  The Purchaser and
the Sellers each will furnish the other, and the Sellers will cause the Company to furnish the Purchaser with such information as shall be necessary in the preparation of any filings required by any governmental or regulatory authority in connection with the transactions contemplated by this Agreement.
        6.6 Further Assurances. The parties will each (a) execute and deliver such instruments and take such other actions as the others may reasonably require in order to carry out the intent of this Agreement, (b) use reasonable efforts to obtain consents of all third parties and governmental bodies necessary for the consummation of the transactions contemplated by this Agreement, (c) diligently support this Agreement in any proceeding before any regulatory authority whose approval of any of the transactions contemplated hereby is required, and (d) use reasonable efforts so that the other conditions precedent to the obligations of Purchaser on the one hand and the Sellers on the other hand are satisfied.
        6.7  Litigation Cooperation.  If any Seller or the Purchaser
shall become engaged or participate in any investigation, claim or litigation following the Closing with any third party in respect of the Company or its business as conducted on or prior to the Closing Date, the Purchaser shall cooperate and shall cause the Company to cooperate, at the Sellers' expense, in all reasonable respects with the Sellers (and the Sellers shall cooperate, at the expense of Purchaser or Parent, in all reasonable respects with the Purchaser) in connection therewith, including without limitation making available to the Sellers (or the Purchaser) relevant records and employees of the Company who may be helpful with respect to such claim or litigation.
        6.8  Disclaimer of Additional and Implied Warranties.  THE
PURCHASER ACKNOWLEDGES THAT THE SELLERS ARE MAKING NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATEVER WITH RESPECT TO THE COMPANY OR THE SHARES, OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS SPECIFICALLY SET FORTH IN ARTICLE 4, AND EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, THE SHARES AND THE COMPANY ARE BEING SOLD "AS IS" WITHOUT ANY IMPLIED WARRANTY.
        6.9 Insurance; Company Employees. The Purchaser covenants and agrees that it shall, or it shall cause the Company to:
             (a) provide to Leslie G. Matthews ("Leslie Matthews") automobile insurance for personal automobiles used by Mr. Matthews or members of his immediate family, in each case at the expense of Mr. Matthews;
             (b)  continue the employment of any Person, other than
those persons listed in Schedule 6.9(a), who is a full-time employee of the Company on the Closing Date, for a period of two (2) years following the Closing, at a compensation level determined by Purchaser, unless during such time the Company has a right to terminate any such employee in accordance with the Company's Work Rules existing on the Execution Date, or an employee voluntarily terminates his employment, and to provide to all full-time employees of the Company during such two (2) year period health insurance and similar benefits that are comparable to the benefits being provided to the Company's employees on the date of this Agreement. Schedule 6.9(b) contains a list of such employees and their salaries as of the date hereof, which will be updated through the Closing Date.
        6.10 Related Party Agreements.  The Purchaser recognizes that the agreements described on Schedule 4.18 are between the Company and Affiliates of the Sellers. The Purchaser covenants and agrees that it will not, for the longer of (a) the term of the agreements listed on Schedule 4.18, or (b) the period of time (not exceeding 10 years from the Closing
Date) that the entities that are parties to such agreements are Affiliates of Sellers, cause or allow the Company to terminate any of such agreements without the consent of the Sellers; provided, however, that the Company may terminate such agreements if the other party thereto or any Affiliate thereof or any successor thereto begins to take any action to compete against the Company.
        6.11 Purchaser's Financing.  Purchaser shall use its best
efforts to obtain funds sufficient to consummate the transactions contemplated by this Agreement and shall notify Sellers on or before December 15, 1996 (the "Commitment Date") whether or not financing commitments, sufficient to enable Purchaser to pay the Sellers the Purchase Price and to purchase the remaining Company Common Stock in accordance with Section 6.4 has been obtained by Purchaser. Further, the Purchaser shall, at the time of such notification to Sellers, present documentary proof of such financing commitments.
        6.12 Parent Guaranty.  On the Execution Date, BCC shall execute and deliver to Sellers a Guaranty of all of Purchaser's Obligations hereunder in the form attached hereto as Exhibit A.
   7.   Conditions of Closing.
        7.1 Conditions of Obligations of Purchaser. The obligations of Purchaser to close hereunder shall be subject to the following conditions:
             (a)  Each of the representations and warranties of the
Sellers herein contained shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at such time except insofar as such representations and warranties are given as of a particular date, they will continue to relate to that date; and at the Closing the Sellers will deliver to the Purchaser certificates signed by each Seller certifying that such Seller's respective representations and warranties are true and correct to each Seller's Knowledge as of the Closing Date. In all cases except to the extent waived hereunder or affected by the transactions contemplated or permitted herein, the Sellers shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date and will deliver to the Purchasers certificates signed by each Seller certifying to the foregoing.
             (b)  The Purchaser shall have received from Beveridge &
Diamond, P.C., counsel to the Sellers, an opinion, dated the Closing Date, substantially in the form attached as Exhibit B.
             (c)  No suit, action or other proceeding shall be pending
before any court or governmental agency in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby, or in which substantial damages are sought against the Company or any of its Subsidiaries, any Seller or the Purchaser. No order of any court or administrative agency which restrains or prohibits the transactions contemplated hereby shall be in effect and no governmental agency shall be seeking such or threatening to do so.
             (d)  All statutory requirements for the valid consummation by the Sellers of the transactions contemplated by this Agreement shall have been fulfilled; all authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained in final form on terms that are satisfactory in the reasonable business judgment of Purchaser and are no longer subject to administrative or judicial review and shall be in full force and effect; and all authorizations, consents, approvals and notices required to be obtained or given under any agreements, contracts, commitments of the Company or any of its Subsidiaries that are identified on Schedule 4.4 as required as a condition to Closing (the "Required Consents") shall have been duly obtained or given.
             (e)  Purchaser shall have received resignations from all
Sellers who are officers and/or directors of the Company, effective on the Closing Date.
             (f)  The form and substance of all legal documents or
papers delivered hereunder shall be reasonably satisfactory to counsel to Purchaser.
             (g) The Purchaser shall have obtained funds, on terms and conditions acceptable to the Purchaser, sufficient to complete the transactions contemplated herein.
             (h)  All environmental investigations relating to the
Company and its Subsidiaries undertaken by Purchaser shall be satisfactory in the reasonable business judgment of Purchaser and satisfactory in the reasonable business judgment of any Person providing financing to Purchaser in connection with the transaction contemplated by this Agreement.
        7.2  Conditions of Obligations of the Sellers.  The obligations of the Sellers to close hereunder shall be subject to the following conditions:
             (a)  Each of the representations and warranties of
Purchaser herein contained shall be true and correct in all material respects at the Closing Date with the same effect as though made at such time except insofar as such representations and warranties are given as of a particular date, they will continue to relate to that date; and at the Closing the Purchaser will deliver to the Sellers a certificate of its President or Vice President certifying that such representations and warranties are true and correct as of the Closing Date. In all cases except to the extent waived hereunder or affected by the transactions contemplated or permitted herein, the Purchaser shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date and will deliver to Sellers a certificate of its President or Vice President certifying to the foregoing.
             (b)  The Sellers shall have received from
__________________________________, counsel to the Purchaser, an opinion, dated the Closing Date, substantially in the form attached as Exhibit C.
             (c)  No suit, action or other proceeding shall be pending
before any court or governmental agency in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby, or in which substantial damages are sought against the Company, any of its Subsidiaries or the Sellers. No order of any court or administrative agency which restrains or prohibits the transactions contemplated hereby shall be in effect and no governmental agency shall be seeking such or threatening to do so.
             (d)  All statutory and regulatory requirements for the
valid consummation by the Purchaser of the transactions contemplated by this Agreement shall have been fulfilled; all authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation by the Purchaser of the transactions contemplated by this Agreement shall have been obtained in final form on terms that are satisfactory in the reasonable business judgment of Seller and are no longer subject to administrative or judicial review and shall be in full force and effect; and all Required Consents shall have been obtained.
             (e)  The form and substance of all legal documents or
papers delivered hereunder shall be reasonably satisfactory to counsel to the Sellers.
             (f)  On or prior to the Closing Date, the Purchaser shall
have delivered to the Sellers certified copies of the resolutions of its Board of Directors authorizing and consenting to the transactions contemplated hereby.
   8. Survival of Representations and Warranties After Closing. No representations, warranties, covenants or agreements made by the parties to this Agreement shall survive the Closing hereunder and the parties' respective rights in the event of a breach of any such non-surviving representation, warranty, covenant or agreement shall be limited to the right to terminate this Agreement prior to Closing as provided in Sections 10.1(b) and (c), provided, that the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.6(a), 4.6(b), 4.6(d), 4.20, 5.2, 5.4 and 5.5, and
the covenants and agreements set forth in Sections 6.4, 6.5, 6.7, 6.8, 6.9, 6.10, 10.3 and Articles 9 and 11, shall not expire at such time but shall remain in full force and effect for the full period of any applicable statute of limitations. Nothing contained in this Agreement, including without limitation Articles 8 and 9 hereof, shall waive or limit any right of or prevent the Purchaser or Sellers from initiating any suit, action or proceeding arising out of any act of fraud.
   9.   General Indemnification.
        9.1  Obligation of the Sellers to Indemnify.
Subject to the limitations contained in Article 8 and Sections 6.2(b) and 9.4, each Seller, jointly and severally, agrees to indemnify, defend and hold harmless the Purchaser (and its directors, officers, employees, agents, Affiliates, successors and assigns) from and against, and in respect of, all Losses incurred by the Purchaser based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of (a) any representation or warranty of such Seller contained in Sections 4.1, 4.2, 4.3, 4.6(a), 4.6(b), 4.6(d), or 4.20 of this Agreement or any facts or circumstances constituting such an inaccuracy or breach, or (b) any covenant or agreement of such Seller contained in this Agreement that survives the Closing or any facts or circumstances constituting such an inaccuracy or breach.
        9.2  Obligation of the Purchaser to Indemnify.  The Purchaser
agrees to indemnify, defend and hold harmless each of the Sellers (and each of their respective Affiliates, representatives, administrators, executors, successors and assigns) from and against all Losses incurred by such Sellers based upon, arising out of or otherwise in respect of (a) any inaccuracy in or any breach of any representation or warranty of the Purchaser contained in Sections 5.2, 5.4 or 5.5 of this Agreement or any facts or circumstances constituting such an inaccuracy or breach; (b) any breach of any covenant or agreement of the Purchaser contained in this Agreement that survives the Closing or any facts or circumstances constituting such a breach; or (c) the conduct of the business of the Company after the Closing.
        9.3  Notice and Opportunity to Defend.
             (a) Promptly after receipt by any party hereto which is entitled to indemnification under Sections 9.1 and 9.2 (the "Indemnitee")of notice of any demand, Claim or circumstances which would or might give rise to a Claim or the commencement (or threatened commencement) of any Claim (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give written notice thereof (the "Claims Notice") to any other party (or parties) obligated to provide indemnification pursuant to Section 9.1 or 9.2 (the "Indemnifying Party"); provided, however, that the failure to give notice promptly shall not affect or limit the Indemnitee's obligations with respect to the Claims Notice except to the extent that it is prejudiced thereby. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasi-
ble) of the Loss that has been or may be suffered by the Indemnitee.
             (b)  The Indemnifying Party may elect to settle or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to settle or defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may, at the Indemnifying Party's expense, pay, compromise, defend or take any such reasonable action with respect to such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any Claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any Claim (other than a Claim brought by an Indemnitee or with respect to which the Indemnifying Party and an Indemnitee are adversaries), the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. Notwithstanding the foregoing, if any Indemnitee reasonably concludes that there may be defenses available to it which are different from or in addition to those available to any Indemnifying Party, the Indemnifying Parties shall have no right to direct the defense of such Asserted Liability and reasonable fees and expenses of separate counsel for the Indemnitee shall be paid by the Indemnifying Party.
        9.4  Limitations on Indemnification.  Anything in this Agreement to the contrary notwithstanding:
             (a) The indemnification provided for in Section 9.1 shall
be subject to the following limitations:
                 (i)  No Sellers shall be obligated to pay any amounts
for indemnification under Section 9.1 until the aggregate Losses actually incurred by the Purchaser thereunder equal two hundred thousand and 00/100 dollars ($200,000.00) (the "Deductible"), whereupon the Sellers shall be obligated to pay sixty percent (60%) of further amounts of Losses actually incurred by the Purchaser or Parent under Section 9.1 in full up to the limit set forth in clause (ii) below; and
                 (ii)  The Sellers shall not be obligated to pay any
amount for indemnification under Section 9.1 in excess of one million and 00/100 dollars ($1,000,000.00) in the aggregate, and no Seller individually shall be obligated to pay any amount for indemnification under Section 9.1 in excess of ten percent (10%) of the amount of the Purchase Price that was received by such Seller for his Shares.
             (b) The indemnification provided for in Section 9.2 shall
be subject to the following limitations:
                 (i) The Purchaser shall not be obligated to pay any
amounts for indemnification under Section 9.2(a) until the aggregate Losses actually incurred by the Sellers thereunder equals the Deductible, whereupon the Purchaser and Parent shall be obligated to pay all further amounts of Losses actually incurred by the Sellers under Section 9.2(a) in full up to the limit set forth in clause (ii) below; and
                 (ii) The Purchaser shall not be obligated to pay any
amount for indemnification under Section 9.2(a) in excess of one million and 00/100 dollars ($1,000,000.00) in the aggregate.
             (c) For purposes of this Article 9, a Loss shall be deemed "incurred" when the expenditure has actually been paid or invoiced.
   10.  Termination of Agreement Prior to Closing Date; Payment of
Expenses.
        10.1 Termination. This Agreement may be terminated prior to the Closing as follows:
                  (a)  if the Closing has not occurred by December 30,
1996, then either the Purchaser, on the one hand, or Sellers, on the other hand, shall have the right to terminate the Agreement by providing written notice of termination to the other party; provided, that if the sole reason that the Closing has not occurred by such date is that all required statutory or regulatory approvals have not been obtained, then this date shall automatically be extended to January 15, 1997, and no party shall have the right to terminate this Agreement under this Section 10.1(a) until January 15, 1997; and, provided further, that the Purchaser, on the one hand, and the Sellers, on the other, shall not have the right to terminate this Agreement under this clause (a) if the Closing has not occurred because such party has breached any of its obligations hereunder;
                  (b)  at the election of Purchaser, if the Sellers
shall have breached any of their material covenants hereunder, or if the representations and warranties of Sellers contained in this Agreement or in any certificate or other writing delivered by Sellers pursuant thereto shall not be true in all material respects on the Due Diligence Completion Date, or on the Closing Date if any such breach or untrue representation or warranty did not exist or was not untrue on the Due Diligence Completion Date or such breach or untruth was related to Other Disclosure;
                  (c)  at the election of the Sellers, if Purchaser
shall have breached any of its material covenants hereunder of if the representations and warranties of Purchaser contained in this Agreement or in any certificate or other writing delivered by Purchaser pursuant hereto shall not be true in all material respects on the Closing Date, or (ii) Purchaser fails to notify Sellers on or before the Commitment Date that Purchaser has obtained its financing for the Closing of the purchase of the Shares; or
                  (d)  at any time on or prior to the Closing Date, by
mutual written consent of the Purchaser and the Sellers.
        10.2 Survival After Termination.  If this Agreement is
terminated in accordance with Section 10.1 and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, except as provided in Section 10.3 and except that the Confidentiality Agreement shall survive and remain in full force and effect, provided, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement.
        10.3 Payment of Expenses.
             (a)  Except as otherwise provided in this Section 10.3,
the Purchaser will pay all costs and expenses incident to its negotiation of this Agreement and to its performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and auditors. The Purchaser also will cause the Company to pay to John Staurulakis, Inc. within sixty (60) days after consummation of the transaction described herein a consulting fee of one hundred fifty thousand and 00/100 dollars ($150,000). The Company will pay all other costs and expenses incident to the negotiation and preparation of this Agreement by Sellers and to their performance of and compliance with all agreements and conditions contained herein or therein on their part to be performed or complied with, including the reasonable fees, expenses and disbursements of their counsel and their auditors. As of the date of this Agreement, the costs and expenses incurred by the Company were $35,392.83 excluding costs and expenses paid prior to January 1, 1996, and reflected in the December 31, 1995 or preceding fiscal year financial statements) as set out in Schedule 10.3 hereof.
             (b)  Notwithstanding the foregoing, in the event this
Agreement is terminated by the Purchaser (i) prior to the Closing for any reason other than a breach of this Agreement by either or both of the Sellers, the Purchaser will reimburse the Sellers for any expenses incurred by Sellers, up to seventy-five thousand and 00/100 dollars ($75,000.00), incurred by Sellers after October 4, 1994 and (ii) after one hundred eighty
(180) days from the date hereof for any reason other than a breach of this Agreement by either or both of the Sellers the Purchaser will pay the Sellers an additional one hundred thousand and 00/100 dollars ($100,000.00).
        10.4 Waiver of Conditions.  If any of the conditions specified in Section 7.1 have not been satisfied, the Purchaser may nevertheless at its election proceed with the transactions contemplated hereby and, if any of the conditions specified in Section 7.2 have not been satisfied, the Sellers may nevertheless at their election proceed with the transactions contemplated hereby.
   11.  General Provisions.
        11.1 Amendments.  Subject to applicable law, this
Agreement and any exhibit or schedule attached hereto may be amended by an instrument in writing signed by all individual parties and by an authorized officer of each corporate party hereto upon authorization by the Board of Directors of such corporate party at any time prior to the Closing Date.
        11.2 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Michigan applicable to agreements made and to be performed entirely within such state.
        11.3 Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated may be hereby instituted in the federal courts of the Western District of Michigan (Northern Division) or any State Court in the State of Michigan, and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction, personal and otherwise, of such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided.
        11.4 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and may be sent by first-class mail, telex, fax, courier service or messenger. The date of the giving of such notices, requests, demands, and other communications shall be deemed to be the date of actual delivery. Unless otherwise instructed by written notice duly given hereunder by the party and provided to all other parties to this Agreement, such communications shall be given as follows:

If to the Sellers to:

            Mr. L.G. Matthews
            701 19th Street
            Menominee, Michigan  49858

with a copy to:

            Beveridge & Diamond, P.C.
            1350 I Street, N.W., Suite 700
            Washington, D.C.  20005
            Attention:  Dean H. Cannon

              and

            Barstow, Selsor & Hoffman, P.C.
            949 First Street
            Menominee, Michigan  49858-3299
            Attention:  L. Grant Selsor




If to the Purchaser to:

            Lynch Michigan Telephone
               Holding Corporation
            Eight Sound Shore Drive, Suite 290
            Greenwich, Connecticut  06830
            Attention:  Robert E. Dolan



                 11.5    Successors and Assigns; Sale of the Company
After Closing. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors, administrators, representatives, executors and permitted assigns. This Agreement shall not be assignable by any of the parties hereto without the prior written consent of the others and any attempt to assign this Agreement without such consent shall be void and of no effect; provided, however, that Purchaser may bring in additional investors. Notwithstanding anything herein to the contrary, Purchaser hereby agrees that in the event the stock of the Company and/or substantially all of its business or assets are sold or transferred to any other Person after the Closing hereunder, at any time that any obligation is owed to the Sellers hereunder by Purchaser or the Company ("Seller Obligations") that (a) prior to any such sale Purchaser shall cause the Company to enter into separate agreements with the respective Sellers specifying all outstanding Seller Obligations and providing that the Company will perform or satisfy all such Seller Obligations, and (b) in the event that substantially all of the business or assets of the Company are sold or transferred, Purchaser will cause the Person acquiring the business or assets to assume all Seller Obligations in their entirety.
                 11.6 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without affecting, impairing or invalidating the remaining provisions hereof or the enforceability thereof in such jurisdiction or the validity or enforceability of any provision hereof in any other jurisdiction, unless to enforce the remaining provisions would materially alter the parties respective benefits and burdens hereunder.
                 11.7 Headings. The captions and other headings contained in this Agreement are for convenience only and shall not be considered a part of or affect the construction and interpretation of any provision of this Agreement.
                 11.8    Counterparts.  This Agreement may be
executed in two or more counterparts, all of which shall be deemed an original, but all of such shall constitute one and the same Agreement.
                 11.9 Integration. This Agreement, the Exhibits and Schedules hereto and the Confidentiality Agreement constitute the entire agreement among the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings of the parties in connection therewith.
                 11.10 Waiver. The waiver by any of the parties of any provision hereof shall not be effective unless in writing and shall not constitute waiver by such party of any other provision hereof or subsequent breach of any provision hereof.
                 11.11 Interpretation. The Purchaser and Parent agree that they and their counsel have participated in the formation of this Agreement, and that the rule of construction which provides that any ambiguity shall be construed against the drafter of an instrument shall not apply to the interpretation of this Agreement.
                 11.12 Variations in Pronouns. All pronouns and any variations thereof refer to masculine, feminine or neuter, singular or plural, as the context may require.
                 11.13   No Third Party Beneficiary Rights.  This
Agreement is not intended to and shall not be construed to give any Person other than the parties signatory hereto any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.
                 11.14   Certain Definitions.
                         (a)  As used in this Agreement, the following
terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
                              (i)     "Affiliate," as applied to any
Person, means any entity which directly or indirectly controls, is controlled by or is under direct or indirect common control with such Person. For purposes of this definition, a Person shall be deemed to control an entity if such Person possesses, directly or indirectly, the power to direct or cause to direct the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.
                              (ii)    "Claim" means any action, suit,
claim, demand, charge or complaint or legal, administrative or arbitral proceeding or investigation.
                              (iii)   "Knowledge," as applied to any
Person, means actual knowledge after due inquiry by such Person.
                              (iv)    "Losses" means any out-of-pocket losses,
liabilities, damages deficiencies, Claims, judgments, assessments, fines, penalties, monetary sanctions, costs or expenses (including, without limitation, interest, penalties, reasonable attorneys' fees, disbursements and other expenses).
                              (v)     "Person" means any individual,
corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental body or other entity.
                              (vi)    "Subsidiary" means, with
respect to any Person, any corporation of which a majority of the securities having ordinary voting power for the election of directors are at the time owned by such Person and/or one or more Subsidiaries of such Person, provided, that "Subsidiary" as used with respect to the Company, does not mean or include any partnerships or other entities in which the Company's Subsidiary may hold an ownership interest.


 (b)  The following capitalized terms are
defined in the following Sections of this Agreement:
            Term                                         Section
Agreement                                               Preamble
Asserted Liability                                        9.3(a)
Audited Financial Statements                              4.7(a)
Authorizations                                            4.12
Claims Notice                                             9.3(a)
Closing                                                   3.1
Closing Date                              3.1
Commitment Date                   6.11
Company                                                 Preamble
Company Common Stock                                      4.6
Confidentiality Agreement                                 6.2(a)
December 31 Balance Sheet                                 4.7(b)
Deductible                                              9.4(a)(i)
Due Diligence Completion Date         6.2(c)
Execution Date                                          Preamble
FCC                                                       3.1
Indemnifying Party                                        9.3(a)
Indemnitee                                                9.3(a)
Minority Shareholders                                     6.4(a)
MPSC                                                      3.1
Other Disclosure                                          6.2(c)
Purchase Price                                            2.1
Purchaser                                               Preamble
REA                                                       3.1
Required Consents                                         7.1(d)
Securities Act                                            5.5
Seller Obligations                                       11.5
Sellers                                                 Preamble
Shares                                                  Preamble
Unaudited Financial Statements                            4.7(a)

            IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the day and year first above written.

                                     LYNCH MICHIGAN TELEPHONE HOLDING
                                        CORPORATION



                                     By:
                                        Name:  MARIO J. GABELLI       Title:


                                     ________________________________
                                     LESLIE G. MATTHEWS



                                     ________________________________
                                     CECILE C. MATTHEWS